RECEIPT AND ACKNOWLEDGMENT

TO:         INFITECH VENTURES INC.

I hereby acknowledge receipt of share certificate no. 119 representing 150,000 shares of INFITECH VENTURES INC. (the “Company”) registered in my name. I further acknowledge that the Company is in good standing under the Technology Transfer Agreement dated May 6, 2004 between myself and the Company.

Acknowledged this 5th day of February, 2005.

/s/ William Ernest Nelson
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WILLIAM ERNEST NELSON